                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of l934

                              (Amendment No. 11)*

                            GERBER SCIENTIFIC, INC.
                            -----------------------
                                (Name of Issuer)


                         Common Stock, $1.00 Par Value
                         -----------------------------
                             (Title of Securities)


                                   373730100
                                   ---------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement  /  /.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages
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CUSIP No. 373730l00              13G             Page 2 of 5


1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     H. Joseph Gerber, SSN ###-##-####

2.   Check the Appropriate Box if a Member of a Group*

                                     (a) /    /
                                     (b) / X /

3.   SEC Use Only



4.   Citizenship or Place of Organization

     United States

                                             5.  Sole Voting Power

                                                  3,168,365
     Number of Shares
     Beneficially Owned                      6.  Shared Voting Power
     By Each Reporting
     Person With                                 -0-

                                             7.  Sole Dispositive Power

                                                 3,168,365

                                             8.  Shared Dispositive Power

                                                 -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,168,365

l0.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*



11.  Percent of Class Represented by Amount in Row (9)

     13.3%

12.  Type of Reporting Person*   IN
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CUSIP No. 373730100                                Page 3 of 5



Item 1.

     (a)  Name of Issuer

          Gerber Scientific, Inc.

     (b)  Address of Issuer's Principal Executive Office

          83 Gerber Road West
          South Windsor, Connecticut 06074


Item 2.

     (a)  Name of Person Filing

          H. Joseph Gerber

     (b)  Address of Principal Business Office

          83 Gerber Road West
          South Windsor, Connecticut 06074

     (c)  Citizenship

          United States

     (d)  Title of Class of Securities

          Common Stock, $l.00 Par Value

     (e)  CUSIP Number

          373730100


Item 3. If this Statement is filed pursuant to Rule l3d-l(b), or 13d-2(b), check whether the person filing is a:

          Not Applicable
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CUSIP No. 373730100                                Page 4 of 5



Item 4.   Ownership

          The following information is all as of December 31, 1994.

     (a)  Amount Beneficially Owned

          3,168,365*

     (b)  Percent of Class

          13.3%

     (c)  Number of Shares as to Which Such Person Has:

          (i)    Sole power to vote or direct the vote

                 3,168,365*

          (ii)   Shared power to vote or to direct the vote

                 -0-

          (iii)  Sole power to dispose or direct the disposition of

                 3,168,365*

          (iv)   Shared power to dispose or direct the disposition of

                 -0-



*Includes 103,475 shares owned by the undersigned's wife, Sonia K. Gerber, with respect to which the undersigned disclaims beneficial ownership, and 30,000 shares which the undersigned has the right to acquire under currently exercisable stock options.
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CUSIP No. 373730100                                Page 5 of 5


Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not Applicable

Item l0.  Certification

          Not Applicable


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              February 10, 1995
                              ----------------------------
                              Date

                              /s/  H. Joseph Gerber
                              ----------------------------
                              Signature


                              H. Joseph Gerber
                              ----------------------------
                              Name/Title